Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES Q4 REVENUE OF $2.0 BILLION
AND NET INCOME OF 94 CENTS PER SHARE
Full-year Revenue Totals $8.1 Billion, up 48 Percent,
Net Income of $3.84 Per Share, up 54 Percent
LAKE FOREST, Calif. — Jul. 24, 2008 — Demonstrating strong year-over-year performance, Western Digital Corp. (NYSE: WDC) today reported financial results for its fiscal year 2008 and fourth quarter ended June 27, 2008.
     The company posted revenue of $8.1 billion and operating income of $1.0 billion for fiscal year 2008. Net income was $867 million, or $3.84 per share, compared to $564 million, or $2.50 per share for the prior year. The 2008 net income amount included net charges of $75 million for taxes related to the license of intellectual property to subsidiaries and $49 million for acquired in-process research and development. The 2007 net income amount included an income tax benefit of $126 million related to adjustments to the value of the company’s deferred tax assets.
     These fiscal-year results represented increases in revenue of 48 percent, compared with the prior year’s $5.5 billion, and unit growth of 38 percent, from 96.5 million in 2007 to

WD Announces Q4 Revenue of $2.0 Billion
and Net Income of 94 Cents Per Share

133.3 million in 2008. The company grew its hard drive revenue contribution from non-desktop PC markets to 56 percent from 43 percent in the prior year.
     For the fourth quarter, revenue totaled $2.0 billion on shipments of approximately 35.2 million units, with operating income of $241 million and net income of $213 million, or $0.94 per share. The fourth quarter net income amount includes a $15 million incremental tax charge related to the license of intellectual property to subsidiaries.
     The June quarter results also represented strong year-over-year performance, including growth in revenue and unit shipments of 46 percent and 41 percent, respectively. In the year-ago quarter, the company reported revenue of $1.4 billion, unit shipments of 24.9 million, operating income of $79 million and net income of $212 million, or $0.94 per share. Net income in the year-ago period included a $126 million tax benefit reflecting a favorable adjustment to the valuation allowance of the company’s deferred tax assets.
     Sixty-three percent of Q4 revenue was derived from non-desktop sources, while 37 percent came from hard drives configured into desktop PCs. This compares with a mix in the year-ago quarter of 46 percent non-desktop sources versus 54 percent desktop PC revenue.
     The company shipped 11.7 million 2.5-inch mobile drives and 4.1 million 3.5-inch units for the PVR/DVR market in the fourth quarter, sequential quarterly increases of 15 percent and 32 percent, respectively, and year-over-year increases of 208 percent and 52 percent, respectively. Branded product revenue of $386 million for the quarter increased 17 percent sequentially and 68 percent year-over-year. The company also continued to grow its shipments

WD Announces Q4 Revenue of $2.0 Billion
and Net Income of 94 Cents Per Share

of enterprise-class Serial ATA drives and hard drives featuring its unique GreenPower™ technology into the desktop, enterprise and consumer electronics markets.
     The company generated $318 million in cash from operations during the June quarter, ending with total cash and cash equivalents of $1.1 billion.
     “Fiscal 2008 was an outstanding year for WD, capped off with the strong fourth-quarter financial performance,” said John Coyne, president and chief executive officer. “Our outstanding financial performance demonstrates the efficiency and effectiveness of the business model that we have built and refined over the last several years, underpinned by our industry–leading cost structure. Customer satisfaction with WD’s broad product line, high quality and reliability, service excellence and overall value proposition continues to drive our profitable growth.”
     Coyne also noted that the company’s integration of the Komag acquisition—announced just over one year ago and closed in September, 2007—was complete and that its new media operation was already generating solid technology and cost contributions to the overall business.
     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor

Click on “Conference Calls”

Telephone Replay:	866-365-4129 (toll-free)

+1-203-369-0222 (international)
About WD

WD Announces Q4 Revenue of $2.0 Billion
and Net Income of 94 Cents Per Share

     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage applications.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release contains forward-looking statements concerning WD’s financial and operational performance, WD’s business model, cost structure and customer satisfaction, and the impacts of the integration of WD’s media operations. These forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new hard drive markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; failure to continue to effectively integrate WD’s media and head technologies; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; negative impacts of the conditions in the global credit markets on

WD Announces Q4 Revenue of $2.0 Billion
and Net Income of 94 Cents Per Share

WD’s investment portfolio; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on May 6, 2008, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
###
Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. in the U.S. and other countries.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jun. 27,	Jun. 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,104	$700
Short-term investments	3	207
Accounts receivable, net	1,010	697
Inventories	456	259
Other	158	166

Total current assets	2,731	2,029
Property and equipment, net	1,668	741
Deferred taxes, goodwill and other, net	472	131

Total assets	$4,871	$2,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,181	$882
Accrued expenses	262	163
Accrued warranty	90	73
Current portion of long-term debt	27	12

Total current liabilities	1,560	1,130
Long-term debt	482	10
Other liabilities	133	45

Total liabilities	2,175	1,185
Shareholders’ equity	2,696	1,716

Total liabilities and shareholders’ equity	$4,871	$2,901

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Years Ended
	Jun. 27,	Mar. 28,	Jun. 29,	Jun. 27,	Jun 29,
	2008	2008	2007	2008	2007
Revenue, net	$1,993	$2,111	$1,367	$8,074	$5,468
Cost of revenue	1,568	1,634	1,162	6,335	4,568

Gross margin	425	477	205	1,739	900

Operating expenses:
Research and development	128	123	79	464	306
Selling, general and administrative	56	56	47	220	179
Acquired in-process research and development	—	—	—	49	—

Total operating expenses	184	179	126	733	485

Operating income	241	298	79	1,006	415
Net interest and other	(4)	(8)	7	(25)	28

Income before income taxes	237	290	86	981	443
Income tax provision (benefit)	24	10	(126)	114	(121)

Net income	$213	$280	$212	$867	$564

Net income per common share:

Basic	$0.96	$1.26	$0.97	$3.92	$2.57

Diluted	$0.94	$1.23	$0.94	$3.84	$2.50

Common shares used in computing per share amounts:

Basic	222	222	219	221	219

Diluted	227	227	225	226	226

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Years Ended
	Jun. 27,	Jun 29,	Jun 27,	Jun 29,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$213	$212	$867	$564
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	113	61	413	210
In-process research and development	—	—	49	—
Deferred income taxes	24	(126)	101	(126)
Stock-based compensation	10	14	37	48
Loss on investments	2	—	13	—
Changes in operating assets and liabilities	(44)	(7)	8	(78)

Net cash provided by operating activities	318	154	1,488	618

Cash flows from investing activities
Acquisitions, net of cash acquired	(2)	—	(927)	—
Capital expenditures	(146)	(85)	(615)	(324)
Investments, net	—	(36)	221	(59)

Net cash used in investing activities	(148)	(121)	(1,321)	(383)

Cash flows from financing activities
Acquisition-related debt, net	—	—	250	—
Issuance of common stock under employee plans	21	13	60	30
Repurchase of common stock	—	(45)	(60)	(73)
Repayment of long-term debt	(4)	(5)	(13)	(43)

Net cash provided by (used in) financing activities	17	(37)	237	(86)

Net increase (decrease) in cash and cash equivalents	187	(4)	404	149
Cash and cash equivalents, beginning of period	917	704	700	551

Cash and cash equivalents, end of period	$1,104	$700	$1,104	$700